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                                                                    EXHIBIT 99.1

DIRT MOTORSPORTS COMPLETES $4.0 MILLION INSTITUTIONAL FINANCING

NORMAN, Okla., Mar 1, 2005 (BUSINESS WIRE) -- Boundless Motor Sports Racing, Inc. d/b/a DIRT MotorSports(TM) (DIRT) [BMSR] announced today it has completed a $4.0 million institutional financing through the sale of Series B Convertible Preferred Stock, convertible into 1,333,333 common shares. In connection with the purchase of the Series B Convertible Preferred Stock, the purchasers were issued 667,000 common stock purchase warrants with an exercise price of $4.00. Additionally, DIRT announced that $1.0 million of promissory notes issued in connection with August 2004 Series A Convertible Preferred Stock Financing has converted into equity pursuant to the terms of the notes.

Based on the plan we began implementing in 2004, following the completion of the $12 million Series A Financing completed in August 2004, we are investing heavily in our operations in 2005," said Paul A. Kruger, DIRT Chairman and CEO. "We have a committed and growing investor base that understands the importance of making these investments now to firmly establish DIRT as the national leader in dirt motorsports racing as well as a nationally recognized and respected sports entertainment company. We have added crucial management talent during the quarter and have the resources to continue our aggressive growth strategy.

"In 2005, with the sport's premier World of Outlaws'(R) drivers and an exciting schedule reaching millions of fans at racing venues and on television," continued Kruger, "we are increasing the national exposure for our promoters, team owners, drivers and sponsors and are working to build long term sustainable shareholder value."

For complete details related to the Series B Financing please refer to the Company's Form 8-K, which the Company intends to file with the SEC this week.

About DIRT MotorSports(TM)

Headquartered in Norman, Okla. with its operations office in Colorado Springs, Colo., DIRT MotorSports(TM) is the premier dirt racing and sports entertainment company dedicated to the promotion of competitive dirt track racing. DIRT MotorSports(TM) is the largest sanctioning body for sprint, late model and modified dirt track racing in the United States and also owns and operates several dirt tracks. DIRT MotorSports(TM) operates the industry's most prominent national touring series' including the World of Outlaws Sprint Series(R) broadcast on the Outdoor Channel(R) [OUTD] ; the World of Outlaws Stacker 2(R) Late Model Series(R) broadcast on SPEED Channel(R) and the DIRT Modified Series(TM). "World of Outlaws" is a registered trademark of DIRT MotorSports.

For further information on DIRT or this press release contact Terri Metzger at 1-877-5RACING (1-877-572-2464) Ext. 113, email tmetzger@dirtmotorsports.com or visit us online at WWW.BOUNDLESSRACING.COM, WWW.THEWORLDOFOUTLAWS.COM, WWW.WOOLMS.COM and WWW.DIRTMOTORSPORTS.COM.

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Safe Harbor Statement.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.